STATEMENT OF DESIGNATIONS
OF
SERIES A PREFERRED STOCK

MMEX MINING CORPORATION, a Nevada corporation (the "Company"), pursuant to Nevada Revised Statutes Section 78.1955151, does hereby make this Certificate of Designations and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Company by the Articles of Incorporation of the Company, the Board of Directors duly adopted the following resolutions by unanimous written consent on March 18, 2011, which resolutions remain in full force and effect as of the date hereof:

“RESOLVED, that the Board of Directors does hereby designate, create, authorize and provide for the issue of a class of the Preferred Stock, par value $0.001 per share (“Preferred Stock”), having the designations, preferences, relative, participation, options and other special rights and the qualifications, limitations and restrictions thereof that are set forth as follows:

1.             Designation; Number of Shares.  The designation of the series of Preferred Stock is “Series A Preferred Stock” (the “Series A Preferred Stock”).  Each share of the Series A Preferred Stock shall be identical in all respects to every other share of the Series A Preferred Stock. The authorized number of shares of Series A Preferred Stock is 2,000,000.

2.            Dividends.

(a)           Cumulative.  The holders of the Series A Preferred Stock shall be entitled to receive cumulative dividends at the per share rate of 10% per annum (“Dividend Rate”) on the Liquidation Value (as defined below) of each outstanding Preferred Share, accruing from the date of issuance and compounded on the last day of each February and August of each year (each a “Dividend Payment Date”), commencing with August 31, 2011, in preference and priority to any payment of any dividend on the Common Stock, par value $.001 per share (“Common Stock”) or any other Junior Stock of the Company (and pari passu with Parity Stock) (each as defined in Section 10 below).  Such dividends shall accrue on any given share from the most recent date on which a dividend has been paid with respect to such share, or if no dividends have been paid, from the date of the original issuance of such share, and such dividends shall accrue from day to day whether or not declared, based on the actual number of days elapsed.  If at any time dividends on the outstanding Series A Preferred Stock at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of equity security of the Company.  For purposes of computing any per diem accrual, calculations shall be made using a 360-day year (with 90-day quarters).  For so long as any shares of Series A Preferred Stock are outstanding, the Company shall not pay any dividends on any shares of Common Stock or on any other Junior Stock, or repurchase any shares of Common Stock or capital stock.  Such dividends shall compound on each Dividend Payment Date, and be added to the Liquidation Value, unless paid (whether in cash or shares) on such date.

(b)           Cash or Stock Payment.  The Company shall pay to the holders of Series A Preferred Stock the dividends accrued on the outstanding Series A Preferred Stock on each Dividend Payment Date.  The Company may pay such dividends either in cash or in additional shares of Series A Preferred Stock, at the Company’s option (subject to the terms hereof).  If the Company timely elects to so pay dividends in Series A Preferred Stock, then the number of such shares to be issued on such Dividend Payment Date shall be the number determined by dividing the dollar amount of dividends due by $1.00.

(c)           Taxes.  All dividends payable on the Series A Preferred Stock shall be paid net of withholding tax, if any, under all applicable laws (including applicable income tax treaties).  The Company will, subject to certain exceptions and limitations set forth below, pay, as additional dividends, such additional amounts (the “Additional Amounts”) to the holder of any shares of Series A Preferred Stock as may be necessary in order that every net payment of the principal or dividends on such Series A Preferred Stock, after withholding for or on account of any present or future tax, duty, assessment or governmental charge imposed or levied upon or as a result of such payment by or on behalf of the United States (or any political subdivision, authority or agency thereof or therein having the power to tax)  (collectively, “Taxes”), will not be less than the amount such holder would have received if such Taxes had not been withheld.

3.             Liquidation Value.  In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or any merger or consolidation (whether or not the Company is the surviving corporation of such merger or consolidation) or any sale of all or substantially all of the Company’s assets, the holders of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Company available for distribution to stockholders, prior and in preference to any distribution of any assets of the Company (or any surviving, successor or acquiring entity) to the holders of any Junior Stock (and pari passu with Parity Stock), the amount of $1.00 per share plus all accrued but unpaid dividends thereon (collectively, the “Liquidation Value”).  The foregoing shall not affect any rights which holders of Series A Preferred Stock may have with respect to any requirement that the Company repurchase the Series A Preferred Stock or for any right to monetary damages.

4.             Conversion.  Subject to the terms hereof, each holder of the Series A Preferred Stock shall have the right, at any time and from time to time, at the option of such holder, to convert any or all Series A Preferred Stock held by such holder for such number of fully paid, validly issued and nonassessable shares (“Conversion Shares”) of Common Stock, free and clear of any liens, claims or encumbrances, as is determined by dividing (i) the Liquidation Value multiplied by the number of shares of Series A Preferred Stock being converted, by (ii) the applicable Conversion Price (as defined in Section 4(b) below) determined as hereinafter provided in effect on the Conversion Date.  Immediately following such conversion, the rights of the holders of converted Series A Preferred Stock shall cease and the persons entitled to receive the Conversion Shares upon the conversion of Series A Preferred Stock shall be treated for all purposes as having become the owners of such Conversion Shares, subject to the rights provided herein to holders.

(a)           Mechanics of Conversion.  To convert Series A Preferred Stock into Conversion Shares, the holder shall give written notice (“Conversion Notice”) to the Company (which Conversion Notice may be given by facsimile or electronic transmission) no later than the Conversion Date stating that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for Conversion Shares to be issued (the conversion date specified in such Conversion Notice shall be referred to herein as the “Conversion Date”).  As soon as possible after delivery of the Conversion Notice, such holder shall surrender the certificate or certificates representing the Series A Preferred Stock being converted, duly endorsed, at the office of the Company or, if identified in writing to all the holders by the Company, at the offices of any transfer agent for such shares.  The Company shall, immediately upon receipt of such Conversion Notice, issue and deliver to or upon the order of such holder a certificate or certificates for the number of Conversion Shares to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder), and the Company shall immediately issue and deliver to such holder a certificate or certificates for the number of shares of Series A Preferred Stock (including any fractional shares) which such holder has not yet elected to convert hereunder but which are evidenced in part by the certificate(s) delivered to the Company in connection with such Conversion Notice.

(b)           Conversion Price.   For purposes of this Certificate of Designations, the “Conversion Price” shall equal $0.04, provided that such Conversion Price shall be subject to adjustment as set forth herein.

(c)           Stock Splits; Dividends; Adjustments.

(i)           Stock Splits, Dividends, Etc.  If the Company or any of its subsidiaries, at any time while the Series A Preferred Stock are outstanding (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock other than a stock dividend on the Series A Preferred Stock pursuant to Section 2 above, (B) subdivide outstanding Common Stock into a larger number of shares, or (C) combine outstanding Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event.  Any adjustment made pursuant to this Section 4(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(ii)           Distributions.  If the Company or any of its subsidiaries, at any time while the Series A Preferred Stock are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security of the Company or any of its subsidiaries (excluding those referred to in Sections 4(c)(i) above), then concurrently with such distributions to holder of Common Stock, the Company shall distribute to holders of the Series A Preferred Stock, the amount of such indebtedness, assets, cash or rights or warrants which the holders of Series A Preferred Stock would have received had they converted all their Series A Preferred Stock into Conversion Shares immediately prior to the record date for such distribution (without regard to any limitations on ownership contained herein).

(iii)           Certificate for Conversion Price Adjustment.  The Company shall promptly furnish or cause to be furnished to each holder a certificate prepared by the Company setting forth any adjustments or readjustments of the Conversion Price pursuant to this Section 5 and setting forth a brief statement of the facts requiring such adjustment or readjustment.

(d)           Notice of Record Date.  In the event of any taking by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional Common Shares, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall deliver to each holder of Series A Preferred Stock at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

(e)           Issue Taxes.  The Company shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Conversion Shares on conversion of, or payment of dividends on, Series A Preferred Stock pursuant hereto.  However, the holder of any shares of Series A Preferred Stock shall pay any tax that is due because the Conversion Shares issuable upon conversion thereof or dividend payment thereon are issued in a name other than such holder’s name.

(f)           Reservation of Stock Issuable upon Conversion.  The Company shall reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury, solely for the purposes of effecting the conversion of the Series A Preferred Stock, enough shares of Common Stock to permit the conversion of all of the outstanding shares of the Series A Preferred Stock at the then applicable Conversion Price (without regard to any limitations or restrictions set forth herein).  The Company promptly will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in commercially reasonable best efforts to obtain any requisite stockholder approval.

(g)           Fractional Shares.  No fractional shares shall be issued upon the conversion of any shares of Series A Preferred Stock.  All Conversion Shares (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, either round up the number of shares to the next highest whole number or, at the Company's option, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (as determined in good faith by the Board of Directors of the Company).

5.             Redemption.  On such date (the “Redemption Date”) that is the earlier of (i) March 1, 2016 or (ii) a “Change of Control Transaction” (as defined herein), the Company shall be required to redeem all of the outstanding Series A Preferred Stock for cash at the Liquidation Value per Preferred Share as of such date; provided, however, that (1) the Company shall provide at least twenty days prior written notice (“Redemption Notice”) to all holders of its election hereunder, specifying the Redemption Date and (2) each holder of Series A Preferred Stock may continue to convert any or all of such holder’s Series A Preferred Stock during the period after receiving the Redemption Notice and prior to the Redemption Date, and such Series A Preferred Stock converted shall be deducted from the amount otherwise subject to redemption hereunder from such holder unless otherwise specified by such holder.  As used herein, a “Change in Control Transaction” will be deemed to exist if (i) there occurs any consolidation, merger or other business combination of the Company’s Armadillo Mining Corporation subsidiary (“Armadillo”) with or into any other entity or person or any other corporate reorganization or corporate transaction or series of related transactions in which in any of such consolidation, merger, business combination, reorganization or corporate transaction or events the Company ceases to own at least 50% or more of the voting power, or corresponding voting equity interests, of the surviving corporation after such event, (ii) any person other than the Company beneficially owns or is deemed to beneficially own in excess of 50% of Armadillo’s voting power, (iii) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of Armadillo, or (iv) Armadillo enters into an agreement providing for an event set forth in (i), (ii) or (iii).  For purposes of the foregoing, any of the foregoing events at the Company or at the Armadillo Holdings Group Corporation level shall be deemed a Change of Control Transaction with respect to Armadillo.

6.             Voting Rights. The Series A Preferred Stock shall vote together with the Common Stock on an as-converted basis on all matters for the vote or consent of the Company’s shareholders is taken.  Further, and in addition to all other requirements imposed by Nevada law, and all other voting rights granted under the Company’s Certificate of Incorporation, the affirmative vote of a majority of the Company's outstanding Series A Preferred Stock shall be necessary for (i) any amendment, modification or repeal of this Certificate of Designations (whether by merger, consolidation, reclassification, reorganization or otherwise), or (ii) any amendment to the Certificate of Incorporation or by-laws of the Company (whether by merger, consolidation or otherwise) that may amend or change or adversely affect any of the rights, preferences, obligations or privileges of the Series A Preferred Stock.

7.             Certificates.

(a)   The certificate(s) representing the Series A Preferred Stock held by any holder of Series A Preferred Stock may be exchanged by such holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of shares of Series A Preferred Stock, as reasonably requested by such holder, upon surrendering the same.  No service charge will be made for such registration or transfer or exchange.  In the event that any holder of Series A Preferred Stock notifies the Company that its certificate(s) therefor have been lost, stolen or destroyed, the Company shall promptly and without charge deliver replacement certificate(s) to such holder, provided that such holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such lost, stolen or destroyed certificate(s).

(b) The certificate(s) representing the Series A Preferred Stock and any shares of Common Stock issued upon conversion of the Series A Preferred Stock which are not registered under the Securities Act of 1933 at the time of issuance, nor available for resale pursuant to Rule 144(k) under the Securities Act of 1933, may be imprinted with a legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION FOR NON-PUBLIC OFFERINGS.  THIS SECURITY MAY NOT BE SOLD OR TRANSFERRED UNLESS IT IS REGISTERED UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS THERE IS AN AVAILABLE EXEMPTION FROM, OR SUCH SALE OR TRANSFER IS IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AS EVIDENCED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER.”

8.             Attorneys' Fees.   In connection with enforcement by a holder of Series A Preferred Stock of any obligation of the Company hereunder, the prevailing party shall be entitled to recovery of reasonable attorneys’ fees and expenses incurred.

9.             No Reissuance.  No Series A Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

10.           Rank.  The Series A Preferred Stock shall, with respect to dividend rights, redemption rights, rights on liquidation, winding-up and dissolution and all other rights in any manner, whether voluntary or involuntary, rank (i) junior to all claims of creditors, including holders of the Company’s outstanding debt securities, (ii) senior to all classes of Common Stock and, subject to clause (iii) below, to each other class of preferred stock established hereafter by the Board of Directors of the Company (collectively referred to as “Junior Stock”), and (iii) on parity with each other class of preferred stock established or issued hereafter by the Board of Directors of the Company and with the consent of the holders of the Series A Preferred Stock for the terms of which to expressly provide that it ranks on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of the Company (collectively referred to as “Parity Stock”).

11.           Severability of Provisions.   If any right, preference or limitation of the Series A Preferred Stock set forth in this Certificate of Designations (as this Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

12.           Limitations.  Except as may otherwise be required by law, the Series A Preferred Stock shall not have any powers, preference or relative participating, optional or other special rights other than those specifically set forth in this Certificate of Designations (as may be amended from time to time) or otherwise in the Articles of Incorporation of the Company.”